May 1, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

Except for the third sentence of the first paragraph, we have read and agree with the comments in Item 4(a) of the Form 8-K of Optelecom, Inc. dated April 26, 2002. As to the third sentence, we have no basis for agreeing or disagreeing with such statement.

Yours truly,

/s/ Deloitte & Touche LLP